Exhibit 99.1

February 23, 2004

Chesapeake Announces $250-Million Senior Credit Facility

RICHMOND, Va. -- Chesapeake Corporation (NYSE: CSK) announced today that it has amended and restated its $250-million senior credit facility, extending its term to February 2009.

The amended senior credit facility includes other terms and conditions substantially similar to those in the previous facility but with improved pricing and more favorable financial covenants. The senior credit facility will be used to refinance other debt, fund working capital needs, finance acquisitions and provide cash for general corporate purposes.

"The new credit facility provides us with enhanced, long-term financial flexibility and liquidity to implement our business plans for the next five years," said Andrew J. Kohut, Chesapeake's Executive Vice President & Chief Financial Officer. "We remain committed to generating cash for our shareholders and debt reduction, while having the financial resources in place to grow our business."

Wachovia Capital Markets, LLC was a co-lead arranger and sole book runner, and Banc of America Securities LLC and Citicorp North America, Inc. were co-lead arrangers. Wachovia Bank, National Association is the administrative agent. Chesapeake was represented by Hunton & Williams LLP in the financing, while the bank group was represented by Shearman & Sterling LLP.

Chesapeake Corporation is a leading international supplier of value-added specialty paperboard and plastic packaging with headquarters in Richmond, Va. The company is one of Europe's premier suppliers of folding cartons, leaflets and labels, as well as plastic packaging for niche markets. Chesapeake has more than 50 locations in Europe, North America, Africa and Asia and employs approximately 5,900 people worldwide.

This news release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: competitive products and pricing; production costs, particularly for raw materials such as folding carton and plastics materials; fluctuations in demand; possible recessionary trends in U.S. and global economies; government policies and regulations affecting the environment; interest rates; fluctuations in foreign exchange rates; the ability of the company to remain in compliance with its debt covenants; and other risks that are detailed from time to time in reports filed by the company with the Securities and Exchange Commission.